UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2009

Health Discovery Corporation
 (Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On April 29, 2009, Health Discovery Corporation (the “Company”) entered into an employment agreement with Mr. R. Scott Tobin for his employment as President and General Counsel.

Mr. Tobin brings over twenty-five years of corporate law experience.  During his legal practice, Mr. Tobin primarily focused on mergers and acquisitions, corporate governance and finance. He most recently practiced with the Savannah, Georgia, law firm of Hunter Maclean. In addition, he has enjoyed success as a senior executive, entrepreneur and venture capitalist.  Mr. Tobin also served as Executive Vice President for Global Strategies at a publicly traded technology company, CEO of a North Carolina manufacturer, General Counsel to a global software firm, Managing Partner of the Atlanta office of a European law firm and an Assistant Attorney General for the State of Georgia. A graduate of the University of North Carolina at Chapel Hill and its School of Law, he now serves as President and Chairman of the law school’s foundation.  Mr. Tobin also has served as the founding director of the UNC School of Law Initiative for Corporate Governance and as a member of the UNC School of Law Council for Entrepreneurial Law. He was recognized in 2003 as one of the Top 10 business people in the Triad Region of North Carolina.  Mr. Tobin will be responsible for strategic and operational leadership of the Company.

Mr. Tobin’s employment agreement is attached to this Form 8-K as Exhibit 10.1.   The employment agreement has an initial term of eighteen (18) months, beginning April 15, 2009, and will automatically renew and continue for successive twelve (12) month periods unless otherwise terminated.   Mr. Tobin will receive an annual base salary of $120,000 and will also be eligible to receive a bonus, which may be paid in cash, stock, enhanced employee benefits or a combination thereof as determined by the Company, of up to one hundred percent (100%) of his salary, based on objectives jointly determined by Mr. Tobin and the Chairman and CEO.  Mr. Tobin was also granted an option to purchase an aggregate of 4,500,000 shares of the Company’s common stock at an exercise price of $0.08, which vest over an eighteen (18) month period, and with respect to a portion of the options, the Company attaining certain performance metrics, as more fully described in the Option Award, which is attached to this Form 8-K as Exhibit 10.2.  Mr. Tobin is eligible to receive health insurance benefits and other benefits maintained by us for our executives.   If Mr. Tobin’s employment is terminated without Cause, as defined in the employment agreement, or if Mr. Tobin terminates the employment agreement for Good Reason, as defined in the employment agreement, then Mr. Tobin will receive as severance (i) the maximum incentive bonus he would have received had he remained employed by the Company the later of the entire calendar year in which the termination occurs or the end of the term, (ii) the amount of his base salary for the remainder of the term of the agreement plus ninety (90) days, and (iii) an amount equal to the actual cost of ninety (90) days of his COBRA premium payments.  If the employment agreement is otherwise terminated, Mr. Tobin is not eligible to receive severance, and will only receive his base salary accrued up to the effective date of the termination, any unpaid earned and accrued incentive bonus, payment for accrued and unused vacation, and reimbursement of expenses, if any.  The employment agreement also generally provides that Mr. Tobin will keep confidential information confidential and that he will not compete with us in our business nor solicit our customers or employees for a period of twelve (12) months following termination of employment.

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(d)  On April 29, 2009, the Company appointed Dr. Joseph McKenzie and Mr. R. Scott Tobin to the Board to fill vacancies created by the resignation of former directors.

Dr. McKenzie has participated financially in the Company’s growth, owning both its common and Series B preferred stock.  He was also instrumental in the acquisition by the Company of the Company’s Support Vector Machine (SVM) patents, advanced mathematical algorithms utilized in the Company’s sophisticated pattern recognition tools.

Dr. McKenzie has focused his career on veterinary medicine, having founded and managed the multi-million dollar growth of multiple veterinary practices in Georgia, South Carolina and Florida. He also created and built the community “drug dog” program, which over the years and across the nation has become a generally accepted and highly successful weapon against drug smuggling at the port of Savannah as well as in the community at large. Dr. McKenzie has also been honored for his years of valuable service on the Board of Directors of the Georgia Veterinary Medical Association. Dr. McKenzie holds a degree in chemistry from Armstrong Atlantic State University, where he was recently honored as its most outstanding alumnus. He also holds a doctorate in veterinary science from the University of Georgia’s College of Veterinary Medicine.

In recognition of his service as a director, Dr. McKenzie will be issued a warrant to purchase 500,000 shares of the Company’s common stock. The warrants vest 250,000 shares every six months, have an exercise price of $0.08, and expire on April 29, 2015.   Neither Dr. McKenzie nor Mr. Tobin nor any other persons have any arrangements or understandings pursuant to which each of Dr. McKenzie and Mr. Tobin were selected as a director of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1	Employment Agreement between the Company and R. Scott Tobin, dated as of April 15, 2009

10.2	Option Award to R. Scott Tobin, dated April 29, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: May 5, 2009	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chief Executive Officer

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